U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

        BRANER                       Robert                  A.
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   (Last)                            (First)              (Middle)

        2531 San Jacinto Avenue
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                                    (Street)

        San Jacinto                    CA                   92583
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

        PEACOCK FINANCIAL CORPORATION   (PFCK.OB)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year


     December 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
               President and Chief Operating Officer
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                               5.             6.
                                                               4.                              Amount of      Owner-
                                                               Securities Acquired (A) or      Securities     ship
                                                               Disposed of (D)                 Beneficially   Form:     7.
                                                               (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                    2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                  Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                   Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                          (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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None                                                3
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        9.        10.
                                                                                                        Number    Owner-
                                                                                                        of        ship
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security          Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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None
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Explanation of Responses:

     Mr. Braner became subject to filing in December 2000 and has had no transactions.




/s/ROBERT A. BRANER                                        February  18, 2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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